Exhibit 3.1

MSD Investment Corp.

Articles Supplementary

250 Shares

12.0% Series A Cumulative Non-Voting Preferred Stock

MSD Investment Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.2 of the Articles of Incorporation of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated Two Hundred and Fifty (250) shares of the authorized but unissued preferred stock of the Corporation (the “Preferred Stock”) as 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon filing of these Articles Supplementary, shall become part of Article 5 of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

“Series A Preferred Stock

(1)
DESIGNATION AND NUMBER. A series of Preferred Stock, designated the “12.0% Series A Cumulative Non-Voting Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall Two Hundred and Fifty (250).
(2)
RANK. The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of Common Stock (“Common Shares”) of the Corporation and to all other equity securities issued by the Corporation from time to time (together with the Common Shares, the “Junior Securities”). The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.
(3)
DIVIDENDS.
(a)
Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 12.0% per annum of the total of $3,000.00 per share plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any Series A Preferred Share is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the Series A Preferred Stock, except that funds transferred on the first business day of a calendar year shall be deemed received on January 1 of such year (the “Original Issue Date”), and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each a “Dividend Payment Date”); provided, however, that if any Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the preceding business day or the following business day with the same force and effect as if paid on such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a

360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).
(b)
No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as (i) immediately after such transaction the Corporation would have an asset coverage (as defined in Section 18(h) of the 1940 Act) of at least 150.0% after deducting the amount of such dividend or distribution, or (ii) the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of these Articles Supplementary, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation, or as otherwise defined in the Investment Company Act of 1940, as amended (the “1940 Act”).
(c)
Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 3(b) above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.
(d)
Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Junior Securities) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any shares of Junior Securities, nor shall any shares of Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of Junior Securities) and except for transfers made pursuant to the provisions of Article VII Section 2 of the Company’s Bylaws.
(e)
When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.
(f)
Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remain payable. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.
(g)
Appointment of the Paying Agent. The Corporation and the holders of the Series A Preferred Stock hereby authorize REIT Administration, LLC (“REIT Administration”), with an address at 1175 Peachtree Street, NE, Suite 2200, Atlanta, Georgia 30361-6206, to act as paying agent on behalf of the holders of the Series A Preferred Stock. Any distribution payments received by the REIT Administration shall be deemed paid to the holders of Series A Preferred Stock on the later of the date received by the REIT Administration or the date declared for payment.
(4)
LIQUIDATION PREFERENCE.
(a)
Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each a “Liquidation Event”), the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid, or have the Corporation declare and set aside for payment, out of the assets of the Corporation legally available for distribution to its shareholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $3,000.00 per share, (ii) all accrued and unpaid dividends thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference, before any distribution of assets is made to holders of any Junior Securities. In the event that the Corporation elects to set aside the Liquidation Preference for payment, the Series A Preferred Shares shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Junior Securities. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.
(b)
If, upon any such Liquidation Event, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.
(c)
After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.
(d)
Upon the Corporation’s provision of written notice as to the effective date of any such Liquidation Event, accompanied by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

(e)
The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a Liquidation Event; provided, however that any such transaction which results in an amendment, restatement or replacement of the Charter that has a material adverse effect on the rights and preferences of the Series A Preferred Stock, or that increases the number of authorized or issued shares of Series A Preferred Stock, shall be deemed a Liquidation Event for purposes of determining whether the Liquidation Preference is payable unless the right to receive payment is waived by holders of a majority of the outstanding shares of Series A Preferred Stock voting as a separate class (excluding any shares that were not issued in a private placement of the Series A Preferred Stock conducted by H&L Equities, LLC).
(5)
REDEMPTION.
(a)
Right of Optional Redemption. The Corporation, at its option, upon approval by the Board, including a majority of the directors that are not “interested persons,” as such term is defined under the 1940 Act, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $3,000.00 per share plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (the “Redemption Date”), plus a redemption premium per share (each, a "Redemption Premium") calculated as follows based on the date fixed for redemption:

(1) if the Redemption Date is on or before the second anniversary of the Original Issue Date, $300, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares. Any redemption of the Series A Preferred Stock will be done in accordance with the 1940 Act.

(b)
Limitations on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of any Junior Securities of the Corporation (except by exchange for shares of Junior Securities); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.
(c)
Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to and including the Redemption Date. If the Redemption Date for any shares of Series A Preferred Stock called for redemption falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of record as of the effective time of such redemption of the shares of Series A Preferred Stock so called for redemption shall be entitled to receive only the accrued and unpaid dividends to and including the Redemption Date and, provided that the full amount of the Redemption Price (including all accrued and unpaid dividends thereon to and including the Redemption Date and any applicable Redemption Premium)

has been paid or set apart pursuant to Section 5(d)(iii) below, holders of record of such shares of Series A Preferred Shares so called for redemption as of the Dividend Record Date for such a dividend shall not be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.
(d)
Procedures for Redemption.

(i) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the distribution thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice given to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price. If the Corporation shall so require and the notice shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates evidencing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof.

In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(A) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e)
Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Series A Preferred Stock which may be issued by the Board from time to time at its discretion.
(6)
NOTICES AND PAYMENTS. Each holder of Series A Preferred Stock hereby consents to the delivery of any notices regarding the liquidation or redemption of such shares by first class mail, postage pre-paid, or by means of electronic delivery. The date of such actual delivery or of such mailing, as the case may be, for all purposes hereunder, shall be deemed to be the date such notice, report or other information was given or furnished. Additionally, each holder of Series A Preferred Stock hereby consents to the electronic delivery of all amounts due in connection with any dividend payment, liquidation or redemption of such shares. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.
(7)
VOTING RIGHTS.
(a)
Except as provided in this Section, the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to the stockholders of the Corporation for a vote. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Stock (excluding any shares that were not issued in a private placement of the Series A Preferred Stock conducted by H&L Equities, LLC), voting as a separate class, shall be required for (a) authorization or issuance of any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock, (b) any amendment to the Corporation’s Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, (c) any reclassification of the Series A Preferred Stock.
(b)
For so long as the Corporation is subject to the 1940 Act, the holders of Series A Preferred Stock, voting separately as a single class, shall have the right to elect two (2)

members of the Board at all times, and the balance of the directors shall be elected by the holders of the Common Shares and the Series A Preferred Stock voting together. Only directors who are not “interested persons,” as such term is defined under the 1940 Act, shall be qualified to serve as directors elected separately by the holders of Series A Preferred Stock. The directors to be elected separately by the holders of Series A Preferred Stock shall be designated by the Board and, if the Board is classified, the Board shall designate the classes in which such directors shall serve. Any director elected solely by the holders of Series A Preferred Stock may be removed at any time with or without cause by and only by the vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation, or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Series A Preferred Stock, and any vacancy occurring by reason of such removal or by reason of death, resignation or inability to serve of any director so elected, shall be filled by and only by a vote of the holders of a majority of the Series A Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Series A Preferred Stock. Any director so elected under this paragraph shall serve until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal as provided herein. The foregoing right to elect two directors shall be unaffected by any default by the Corporation in the payment of dividends to holders of Preferred Stock, subject to any additional rights afforded such holders in the event of such a default under the 1940 Act, including Section 18 thereof.
(8)
CONVERSION. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 20th day of November, 2023.

ATTEST: MSD INVESTMENT CORP.

By: /s/ Saritha Reddy_________ By: /s/ Robert Platek_______________ (SEAL)
Name: Saritha Reddy Name: Robert Platek
Title: Secretary Title: President, Authorized Signatory